Exhibit 14

Camden National Corporation

Code of Business Conduct and Ethics – Chairman’s Message

March 5, 2004

Dear Fellow Employee:

You will find our updated Code of Business Conduct and Ethics included with this letter. Our Code is a reaffirmation of the Company’s commitment to conducting its business ethically by observing applicable laws, rules and regulations.

Camden National Corporation’s reputation and continued success is dependent upon the conduct of its employees and directors. Each employee and director, as custodians of the Company’s reputation, has a personal responsibility to ensure that his or her conduct protects and promotes both the letter of the Code and its spirit of ethical conduct. Your adherence to these ethical principles is fundamental to Camden National Corporation’s future success.

The Code cannot provide definitive answers to all questions. Accordingly, the Company expects each employee and director to exercise reasonable judgment to determine whether a course of action is consistent with the Company’s ethical standards and to seek guidance when appropriate. Your supervisor will often be the person who can provide you with thoughtful, practical guidance in your day-to-day duties. We have also appointed Joanne Campbell as our Business Ethics Officer, so you should feel free to ask questions or seek guidance from our Business Ethics Officer.

Please read the Code carefully. If you have any questions concerning the Code, please speak with your supervisor or the Business Ethics Officer. Once you have read the Code and understand it, please sign the enclosed acknowledgment and return it to Human Resources. You may also be asked periodically in succeeding years to certify that you have complied with the Code.

I entrust these principles and policies to you. Please give them your thoughtful and frequent attention.

Sincerely,

Rendle A. Jones

Chairman

Camden National Corporation

Code of Business Conduct and Ethics

Introduction

Purpose and Scope

The Board of Directors of Camden National Corporation (together with its subsidiaries, the “Company”) established this Code of Business Conduct and Ethics to aid our directors, officers and employees in making ethical and legal decisions when conducting Company business and performing their day-to-day duties.

The Company’s Board of Directors is responsible for administering the Code. The Board of Directors has delegated day-to-day responsibility for administering and interpreting the Code to a Business Ethics Officer. Joanne Campbell has been appointed the Company’s Business Ethics Officer under this Code.

The Company expects its directors, officers and employees to exercise reasonable judgment when conducting business. Camden National Corporation encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages each director, officer and employee to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with Joanne Campbell, who is our Business Ethics Officer under this Code.

Contents of this Code

This Code has two sections which follow this Introduction. The first section, “Standards of Conduct,” contains the actual guidelines that our directors, officers and employees are expected to adhere to in the conduct of Company business. The second section, “Compliance Procedures,” contains specific information about how this Code functions including who administers the Code, who can provide guidance under the Code and how violations may be reported, investigated and punished. This section also contains a discussion about waivers of and amendments to this Code.

A Note About Other Obligations

Camden National Corporation’s directors, officers and employees generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from its directors, officers and employees in the conduct of Camden National Corporation’s business.

Standards of Conduct

Conflicts of Interest

Camden National Corporation recognizes and respects the right of its directors, officers and employees to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all cases, this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.

A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with the Company’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the Company’s best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with the Company. Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Business Ethics Officer. The Business Ethics Officer may notify the Board of Directors as she deems appropriate. Actual or potential conflicts of interest involving a director, officer or our Business Ethics Officer should be disclosed directly to the Chairman of the Board of Directors.

Compliance with Laws, Rules and Regulations

Camden National Corporation seeks to conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day Company duties, nor shall any director, officer or employee instruct others to do so.

Protection and Proper Use of Camden National Corporation’s Assets

Loss, theft and misuse of the Company’s assets have a direct impact on the Company’s business and its profitability. Employees, officers and directors are expected to protect the Company’s assets that are entrusted to them and to protect the Company’s assets in general. Employees, officers and directors are also expected to take steps to ensure that the Company’s assets are used only for legitimate business purposes.

Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

•	diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company,

•	using the Company’s property or information or his or her position for improper personal gain, or

•	competing with the Company.

Confidentiality

Confidential information generated and gathered in the Company’s business plays a vital role in the Company’s business activities, prospects and ability to compete. “Confidential Information” includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Directors, officers and employees may not disclose or distribute the Company’s Confidential Information, except when disclosure is authorized by the Company or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Directors, officers and employees shall use Confidential Information solely for legitimate Company purposes. Directors, officers and employees must return all of the Company’s confidential and/or proprietary information in their possession to the Company when they cease to be employed by or to otherwise serve the Company.

Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is the Company’s policy that directors, officers and employees must endeavor to deal ethically, honestly and lawfully with the Company’s customers, suppliers, competitors and employees in all business dealings on the Company’s behalf. No director, officer or employee should take unfair advantage of another person in business dealings on the Company’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts.

Accuracy of Records

The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements are fundamental to the Company’s continued and future business success. No director, officer or employee may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. Nor should any director, officer, or employee falsify information regarding deposit and loan agreements or credit analyses. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, officers and employees who have responsibility for accounting and financial reporting (including operation areas such as Deposit Services, Loan Services and Electronic Banking) matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.

Quality of Public Disclosures

Camden National Corporation is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations in accordance with the securities laws of the United States. It is the Company’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including Camden National Corporation’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. Subsidiary executive managers are responsible for ensuring all information provided to the Company meets all disclosure and reporting guidelines outlined in the Code. The Company’s senior management, including subsidiary management, are primarily responsible for monitoring the Company’s public disclosure.

Compliance Procedures

Communication of Code

All directors, officers and employees will be supplied with a copy of the Code upon beginning service at Camden National Corporation. Updates of the Code will be provided from time to time. A copy of the Code is also available to all directors, officers and employees by requesting one from the human resources department or by accessing the Company’s intranet.

Monitoring Compliance and Disciplinary Action

Camden National Corporation’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee, shall take reasonable steps from time to time to (i) monitor compliance with the Code, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

The Company’s management shall periodically report to the Board of Directors or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of the Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Every employee is required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of Camden National Corporation’s Business Ethics Officer or the Chairman of the Audit Committee.

Seeking Guidance. The best starting point for an officer or employee seeking advice on ethics-related issues or reporting potential violations of the Code will usually be his or her supervisor. However, if the conduct in question involves his or her supervisor, if the employee has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the officer or employee does not feel that he or she can discuss the matter with his or her supervisor, the employee may raise the matter with the Business Ethics Officer.

Communication Alternatives. Any officer or employee may communicate with the Business Ethics Officer or the Chairman of the Audit Committee by the following methods:

•	In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Business Ethics Officer either by facsimile to (207) 230-2033 or by U.S. mail to 245 Commercial Street, Rockport, Maine 04856;

•	By e-mail to jcampbell@camdennational.com (anonymity cannot be maintained)

•	By phoning the employee feedback line (the “Feedback Line”) which we have established for receipt of questions and reports of potential violations of the Code. The Feedback Line may be reached at (207) 236-9064 and calls may be made anonymously as set forth below under “Reporting; Anonymity; Retaliation”.

•	By phoning the Chairman of the Audit Committee, Richard Simoneau, at (207) 354-8854.

Reporting Accounting and Similar Concerns. Any concerns or questions regarding potential violations of the Code, any other Company policy or procedure or applicable law, rules or regulations involving accounting, internal accounting controls or auditing matters should be directed to the Audit Committee or a designee of the Audit Committee. Officers and employees may communicate with the Audit Committee or its designee:

•	In writing to: Joanne T. Campbell, Business Ethics Officer, 245 Commercial Street, Rockport, Maine 04856, or

•	By phoning the Feedback Line at (207) 236-9064, or

•	By contacting the Chairman of the Audit Committee, Richard Simoneau, directly by telephone at (207) 354-8854.

Officers and employees may use either of these methods to communicate anonymously with the Audit Committee.

Misuse of Reporting Channels. Employees must not use these reporting channels in bad faith or in a false or frivolous manner. Further, employees should not use the Reporting Line to report grievances that do not involve the Code or other ethics-related issues.

Reporting; Anonymity; Retaliation

When reporting suspected violations of the Code, the Company prefers that officers and employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If an officer or employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

Camden National Corporation expressly forbids any retaliation against any officer or employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, Camden National Corporation’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Business Ethics Officer, the Board of Directors or, if permitted, a committee thereof. Any waiver shall be reported to the Camden National Corporation’s Board of Directors at their next scheduled meeting.

All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to Camden National Corporation’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.